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PRESS RELEASE

June 14, 1996

Contact:  C. William Clark, President   Arthur W. Wendel, Jr.,
          Western Ohio Financial        President
           Corporation                  Seven Hills Financial
          (513) 327-1112                  Corporation
                                        (513) 621-9143



              WESTERN OHIO FINANCIAL TO ACQUIRE
         SEVEN HILLS FINANCIAL FOR $19.65 PER SHARE



Western Ohio Financial Corporation (Nasdaq: WOFC) and Seven Hills
Financial Corporation (Nasdaq: SHFC) jointly announced today that they have signed a definitive agreement in which Seven Hills Financial
Corporation, Cincinnati, Ohio, will be merged into Western Ohio
Financial Corporation, Springfield, Ohio.

Following the closing of the merger, Seven Hills Savings Association, a subsidiary of Seven Hills Financial Corporation, will operate as a subsidiary of Western Ohio Financial Corporation.

Under the terms of the agreement, each share of Seven Hills will be exchanged for $19.65 in cash at closing. The aggregate transaction value is approximately $10.5 million. In addition, the price could increase approximately six cents per share if a distribution from the Ohio Deposit Guarantee Fund is paid to Seven Hills prior to the closing. The acquisition price was 109 percent of Seven Hills' book value of $17.99 as of March 31, 1996.

With this acquisition, Western Ohio will expand its presence in the greater Cincinnati area to a total of five offices. Western Ohio currently owns the Mayflower Federal Savings Bank in Cincinnati, as well as Springfield Federal Savings Bank in Springfield, Ohio.

As of March 31, 1996, Seven Hills had total assets of $45.5 million, total deposits of $35.3 million, and shareholders' equity of $9.6 million. Seven Hills will have 534,357 shares outstanding at the time of closing.

As of March 31, 1996, Western Ohio had total assets of $319.5 million, total deposits of $182 million, and shareholders' equity of $58.1 million. Western Ohio has 2,280,561 shares outstanding. Western Ohio is expected to have approximately $366 million in total assets following the merger.

C. William Clark, President and Chief Executive Officer of Western Ohio said, "We are excited about this transaction, which represents an excellent opportunity in our efforts to increase franchise value and leverage our equity capital to a more rational level."

Arthur W. Wendel, Jr., President of Seven Hills said, "We are very pleased to enter into this agreement with Western Ohio. We believe that this transaction will be beneficial to our shareholders, customers and employees." He also added, "We believe that Western Ohio's management shares the same commitment to excellent customer service which has been present at Seven Hills Savings Association. Our customers will benefit from a broader range of products and services while still being served by the Seven Hills employees they have come to know and trust. We believe that our affiliation with a larger entity will enable Seven Hills to compete more effectively in the years ahead."

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Charles Webb & Company is serving as Seven Hills' financial advisor in the transaction. The merger is subject to regulatory approvals and the approval of Seven Hills Financial Corporation's shareholders. Closing of the transaction is expected to take place during the fourth quarter of 1996.